Exhibit 99.1

WhiteHorse Finance, Inc. Announces Third Quarter 2023 Earnings Results and Declares Increased Quarterly Distribution to $0.385 Per Share

Announces Base Management Fee Rate Reduction

NEW YORK, November 9, 2023 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the quarter ended September 30, 2023. In addition, the Company’s board of directors has declared a distribution of $0.385 per share with respect to the quarter ended December 31, 2023. The distribution will be payable on January 3, 2024 to stockholders of record as of December 20, 2023.

Recent Highlights

●	On November 1, 2023, the Company’s board of directors approved a decrease in the base management fee rate paid to H.I.G WhiteHorse Advisers, LLC (the “Investment Adviser”). The base management fee rate decreases to 1.75%, from 2.00%, and is effective January 1, 2024.
●	The board of directors approved an increase in the quarterly distribution to $0.385 per share, from $0.37 per share.
●	In August 2023, the Company completed a public offering of 7.875% 2028 Notes in the aggregate principal amount of $34.5 million.

Stuart Aronson, WhiteHorse Finance's Chief Executive Officer, commented, “I am pleased to report continued growth in WhiteHorse’s core net investment income, which increased by 25% compared to the third quarter of 2022 and was well in excess of our regular dividend. Based on the portfolio’s increased earnings power as well as the consistent strength of the platform, the Company’s board of directors approved an increase in the quarterly distribution, the second increase since the start of the year. While we marked down certain assets during the quarter, the vast majority of our existing portfolio is generally well positioned to service our debt in a rising interest rate environment. We are seeing a continuing rebound in terms of both deal volume and quality in the lower middle markets, and our pipeline activity levels remain high, due in part to the significant advantages we derive from our three-tier sourcing architecture and our affiliation with H.I.G. Capital, a leader in the low and mid-markets. The strength of the pipeline enables us to be conservative in our deal selection as repayment activity picks up in the second half of 2023, and we are being cautious in the face of a weakening economy and remain focused on credits with compelling risk return characteristics.”

Summary Information as of September 30, 2023 and June 30, 2023 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	September 30, 2023	June 30, 2023	$	%
Total investment income	$25,868	$25,595	273	1.1
Total expenses, including excise tax	15,055	15,003	52	0.3
Net investment income and core net investment income(1)	10,813	10,592	221	2.1
Net investment income and core net investment income(1) per share	0.465	0.456	0.01	2.1
Distributions per share	0.370	0.370	-	-
Net realized gains (losses)	211	(289)	500	(173.0)
Net unrealized appreciation (depreciation)	(5,425)	(6,422)	997	(15.5)
Net increase in net assets resulting from operations	5,599	3,881	1,718	44.3

($ in thousands except per share data)	As of September 30, 2023	As of June 30, 2023	$	%
Total investments, at fair value(2)	$706,790	$728,352	(21,562)	(3.0)
STRS JV total investments, at fair value	312,950	324,501	(11,551)	(3.6)
Net asset value per share	13.87	14.00	(0.13)	(0.9)

Base Management Fee Reduction

On November 1, 2023, the Company’s board of directors approved a permanent reduction in the base management fee rate the Company pays to the Investment Adviser. The base management fee rate was reduced to 1.75% per annum from 2.00% per annum and remains based on the Company’s consolidated gross assets (including cash and cash equivalents and assets purchased with borrowed funds); provided, however, the base management fee will be calculated at an annual rate equal to 1.25% of the Company’s consolidated gross assets (including cash and cash equivalents and assets purchased with borrowed funds), that exceed the product of (i) 200% and (ii) the value of the Company’s total net assets, at the end of the two most recently completed calendar quarters. The new base management fee rate is effective January 1, 2024.

Distributions

The Company's board of directors has declared a distribution of $0.385 per share with respect to the quarter ending December 31, 2023. The distribution will be payable on January 3, 2024 to stockholders of record as of December 20, 2023.

On August 8, 2023, the Company declared a distribution of $0.37 per share for the quarter ended September 30, 2023, with distributions declared at or above $0.355 for the forty-fourth consecutive quarter since the Company’s initial public offering. The distribution was paid on October 3, 2023 to stockholders of record as of September 19, 2023.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its third quarter results for the period ended September 30, 2023 at 2:00 p.m. ET on Thursday, November 9, 2023. To access the teleconference, please dial 800-343-5172 (domestic and international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ323. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through November 16, 2023. The teleconference replay can be accessed by dialing 800-839-3736 (domestic and international). A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $59 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding (i) the net impact of costs associated with the refinancing of the Company’s indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture, totaling $106.8 million, at fair value.

(3) Based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses (net of incentive fees). There were no excise or other income taxes related to net realized gains and losses nor did the Company incur any costs with refinancing any of its indebtedness for the quarters ended September 30, 2023 and September 30, 2022.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended September 30, 2023 and September 30, 2022 (in thousands, except per share data):

	September 30, 2023		September 30, 2022
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$10,813	$0.465	$9,768	$0.420
Net impact of costs associated with refinancing of indebtedness	-	-	-	-
Accrual for capital gains incentive fee	-	-	(1,132)	(0.048)
Net impact of excise tax expense related to net realized gains and losses	-	-	-	-
Core net investment income	$10,813	$0.465	$8,636	$0.372

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.